Exhibit 99.1

April 30, 2008

Tetra Tech Reports Second Quarter Results
Exceeding Revenue and Earnings Guidance

•             Net Revenue up 21.6%

•             Net Income up 31.4%

•             Backlog up 39.2%

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) today announced results for the second quarter ended March 30, 2008.  The Company exceeded both its revenue and earnings guidance for the quarter.

Second Quarter Results

Revenue in the quarter was $461.4 million, up 33.3% from $346.0 million, and revenue, net of subcontractor costs, was $287.4 million, up 21.6% from $236.3 million for the same quarter last year. Income from operations for the quarter was $24.8 million, up 35.1% from $18.4 million for the same quarter last year.  Net income for the quarter was $13.7 million, up 31.4% from $10.4 million for the same quarter last year.  Diluted earnings per share (EPS) for the quarter was $0.23, up 27.8% from $0.18 for the same quarter last year.  Backlog at the end of the quarter was a record $1.51 billion, up 39.2% from $1.08 billion at the end of the same quarter last year.  Cash generated from operations improved in the second quarter to $44.4 million, compared to $22.0 million for the same quarter last year.

Compared to the second quarter of fiscal 2007, Tetra Tech’s federal government business grew 25.8%, driven by increased workload with the U.S. Agency for International Development and the U.S. Department of Defense; state and local business grew 9.8%, due largely to regulatory-driven water programs; and commercial business grew 21.2%, driven largely by wind energy projects.

Six Month Results

Revenue for the first six months was $931.8 million, up 30.3% from $715.2 million, and revenue, net of subcontractor costs, was $564.5 million, an increase of 17.3% from $481.1 million for the same period last year.  Income from operations for the first six months was $47.5 million, up 19.6% from $39.7 million for the same period last year.  Net income for the first six months was $26.6 million, up 34.0% from $19.8 million for the same period last year.  Diluted EPS for the first six months was $0.45, up 32.4% from $0.34 for the same period last year.  Cash generated from operations improved in the first six months to $26.3 million, compared to $3.9 million for the same period last year.

Tetra Tech’s Chairman and CEO Dan Batrack remarked, “We are pleased with the Company’s strong second quarter results, which reflect success in delivering on our growth strategies in water, alternative energy, and environmental programs.  Our performance was highlighted by the largest volume of new orders in the Company’s history, which contributed to record net revenue and backlog.  We continued to improve our operating margin and cash flow.  Looking forward, we expect to deliver solid performance in fiscal 2008.”

	Three Months Ended		Six Months Ended
In thousands (except EPS data)	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007
Revenue	$461,386	$346,019	$931,773	$715,172
Revenue, net of subcontractor costs	287,351	236,259	564,512	481,130
Income from operations	24,829	18,378	47,540	39,743
Interest expense, net	(1,456)	(495)	(2,116)	(1,244)
Loss on retirement of debt	—	—	—	(4,226)
Income tax expense	(9,700)	(7,500)	(18,851)	(14,464)
Income from continuing operations	13,673	10,383	26,573	19,809
Income from discontinued operation, net of tax	—	26	—	26
Net income	$13,673	$10,409	$26,573	$19,835

Basic EPS:
Income from continuing operations	$0.23	$0.18	$0.45	$0.34
Income from discontinued operation, net of tax	—	—	—	—
Net income	$0.23	$0.18	$0.45	$0.34

Diluted EPS:
Income from continuing operations	$0.23	$0.18	$0.45	$0.34
Income from discontinued operation, net of tax	—	—	—	—
Net income	$0.23	$0.18	$0.45	$0.34

Weighted average common shares outstanding:
Basic	58,601	57,838	58,412	57,773
Diluted	59,084	58,323	59,079	58,270

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Business Outlook

The following statements are based on current expectations.  These statements are forward-looking and the actual results could differ materially.  These statements do not include the potential impact of transactions that may be completed or developments that become evident after the date of this release.  The Business Outlook section should be read in conjunction with the information on forward-looking statements at the end of this release.

Tetra Tech expects diluted EPS for the third quarter of fiscal 2008 to be in the range of $0.22 to $0.24.  Revenue, net of subcontractor costs, for the third quarter is expected to range from $285 million to $305 million.  For fiscal 2008, Tetra Tech is raising its earnings guidance, and now expects diluted EPS to be $0.90 to $0.94.  Revenue, net of subcontractor costs, for fiscal 2008 is now expected to range from $1.15 billion to $1.19 billion.

Webcast

Investors will have the opportunity to access a live audio-visual webcast and supplemental financial information concerning the second quarter results through a link posted on the Company’s web site at www.tetratech.com on May 1, 2008 at 8:00 a.m. (PDT).

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, and technical services. With approximately 8,500 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, construction, and operations and maintenance.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 351-4664

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: fluctuations in quarterly operating results; the impact of downturns in the financial markets and reductions in government budgets; volatility of common stock value; concentration of revenues from government agencies and funding disruptions by these agencies; failure to properly manage projects; acquisition strategy risks; management of growth strategy; use of the percentage-of-completion method of accounting; adverse resolution of an IRS examination; loss of key personnel or the inability to attract and retain qualified personnel; implementation of the enterprise resource planning system; international operations risks; credit risks associated with commercial clients; violations of government contractor regulations; competitive bidding for government contracts; the affect of a negative government audit; the

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inability to accurately estimate contract risks, revenue, and costs; backlog cancellation and adjustments; client base consolidation; failure of partners to perform on joint projects; inability to find qualified subcontractors; changes in existing environmental laws, regulations, or programs; competition; restrictive covenants in debt agreements; risks of professional and other liabilities; adverse resolution of litigation; conflict of interest issues; changes in accounting for equity-related compensation; expenses associated with corporate governance; and disruption of operations due to computer viruses or terrorism. Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change. Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year. Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.

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TETRA TECH, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

	March 30, 2008	September 30, 2007
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$28,020	$76,741
Accounts receivable - net	470,434	437,315
Prepaid expenses and other current assets	30,765	28,496
Income taxes receivable	9,725	—
Deferred income taxes	1,532	—
Current assets of discontinued operation	300	304
Total current assets	540,776	542,856
Property and equipment:
Land and buildings	6,705	6,630
Equipment, furniture and fixtures	106,395	100,391
Leasehold improvements	11,685	10,738
Total	124,785	117,759
Accumulated depreciation and amortization	(65,517)	(63,382)
Property and equipment - net	59,268	54,377
Deferred income taxes	8,615	12,342
Income taxes receivable	17,844	33,800
Goodwill	204,784	180,952
Intangible assets - net	14,275	5,166
Other assets	14,506	15,576
Non-current assets of discontinued operation	2,418	2,418
Total Assets	$862,486	$847,487

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$143,709	$154,560
Accrued compensation	72,497	78,029
Billings in excess of costs on uncompleted contracts	78,384	55,172
Deferred income taxes	—	13,035
Income taxes payable	—	1,576
Current portion of long-term obligations	3,731	3,304
Other current liabilities	44,317	42,805
Total current liabilities	342,638	348,481
Long-term obligations	64,744	81,080
Other long-term liabilities	3,522	2,223

Commitments and contingencies
Stockholders’ Equity:
Preferred stock - authorized, 2,000 shares of $0.01 par value; no shares issued and outstanding as of March 30, 2008 and September 30, 2007	—	—
Common stock - authorized, 85,000 shares of $0.01 par value; issued and outstanding 58,806 and 58,387 shares as of March 30, 2008 and September 30, 2007, respectively	588	584
Additional paid-in capital	289,351	280,022
Accumulated other comprehensive loss	(64)	(37)
Retained earnings	161,707	135,134

Total stockholders’ equity	451,582	415,703
Total Liabilities and Stockholders’ Equity	$862,486	$847,487

TETRA TECH, INC.

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 30, 2008	April 1, 2007	March 30, 2008	April 1, 2007
Revenue	$461,386	$346,019	$931,773	$715,172
Subcontractor costs	(174,035)	(109,760)	(367,261)	(234,042)
Revenue, net of subcontractor costs	287,351	236,259	564,512	481,130
Other contract costs	(229,583)	(191,112)	(450,495)	(391,564)
Gross profit	57,768	45,147	114,017	89,566
Selling, general and administrative expenses	(32,939)	(26,769)	(66,477)	(49,823)
Income from operations	24,829	18,378	47,540	39,743
Interest expense - net	(1,456)	(495)	(2,116)	(1,244)
Loss on retirement of debt	—	—	—	(4,226)
Income from continuing operations before income tax expense	23,373	17,883	45,424	34,273
Income tax expense	(9,700)	(7,500)	(18,851)	(14,464)

Income from continuing operations	13,673	10,383	26,573	19,809
Income from discontinued operation, net of tax	—	26	—	26

Net income	$13,673	$10,409	$26,573	$19,835

Basic earnings per share:
Income from continuing operations	$0.23	$0.18	$0.45	$0.34
Income from discontinued operation, net of tax	—	—	—	—
Net income	$0.23	$0.18	$0.45	$0.34

Diluted earnings per share:
Income from continuing operations	$0.23	$0.18	$0.45	$0.34
Income from discontinued operation, net of tax	—	—	—	—
Net income	$0.23	$0.18	$0.45	$0.34

Weighted average common shares outstanding:
Basic	58,601	57,838	58,412	57,773
Diluted	59,084	58,323	59,079	58,270

TETRA TECH, INC

Condensed Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Six Months Ended
	March 30, 2008	April 1, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,573	$19,835

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,374	6,211
Stock-based compensation	3,923	2,566
Excess tax benefits from stock-based compensation	(266)	(139)
Deferred income taxes	8,345	5,083
Write-off of unamortized debt financing costs	—	1,069
Provision for losses on contracts and related receivables	4,579	410
Gain on sale of discontinued operation	—	(44)
Gain on disposal of property and equipment	(1,182)	(192)

Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(583)	(2,923)
Prepaid expenses and other assets	(1,688)	(1,545)
Accounts payable	(19,143)	(6,949)
Accrued compensation	(9,659)	(8,792)
Billings in excess of costs on uncompleted contracts	20,577	2,579
Other liabilities	1,923	(8,362)
Income taxes receivable/payable	(15,483)	(4,905)
Net cash provided by operating activities	26,290	3,902

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,221)	(4,635)
Payments for business acquisitions, net of cash acquired	(53,951)	(4,124)
Proceeds from sale of discontinued operations	1,005	1,890
Proceeds from sale of property and equipment	1,721	253
Net cash used in investing activities	(61,446)	(6,616)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term obligations	(31,275)	(98,158)
Proceeds from borrowings under long-term obligations	15,000	57,000
Payment of deferred financing fees	—	(1,032)
Excess tax benefits from stock-based compensation	266	139
Net proceeds from issuance of common stock	2,444	1,976
Net cash used in financing activities	(13,565)	(40,075)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(48,721)	(42,789)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	76,741	65,353
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,020	$22,564

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$2,445	$4,398
Income taxes, net of refunds received	$21,330	$14,279